EXHIBIT 99.3

To:	All Employees of Graphic Packaging Corporation and Altivity Packaging LLC

From:	David W. Scheible, President & Chief Executive Officer of Graphic Packaging Corporation and
George V. Bayly, Chairman of the Board & Interim CEO of Altivity Packaging LLC
Dear Employees of Graphic Packaging Corporation and Altivity Packaging LLC:
Today marks a significant milestone in our corporate histories and one that we’re quite excited to tell you about: Graphic Packaging and Altivity Packaging have jointly announced their intention to merge our two companies. This combination will create a world-class leader in the consumer packaging industry with revenues of approximately $4.4 billion, a strong international presence, an unparalleled product portfolio, and approximately 16,000 employees worldwide.
The new company, which will be called Graphic Packaging, will benefit from strong positions across multiple packaging product segments including paperboard, folding carton, multi-wall specialty bag, flexible packaging and labels, positioning us to provide our customers greater choice, better service and more innovative solutions for all of their packaging needs. More than ever, we know that our customers require the most advanced products and superior service from a single source to help them achieve their growth initiatives. By combining our companies we will have a stronger platform with the necessary scale to compete effectively and globally in the current environment and will better position ourselves to achieve accelerated growth.
This merger will increase the breadth and diversity of our combined customer bases, improving our service to key national accounts, and improving access to regional and specialty customer segments. Our two companies share similar operating philosophies, including an unwavering commitment to serving our customers with innovative products and solutions. Our focus on continuous improvement will greatly enhance our integration activities, help us obtain our synergy targets and drive superior results.
This merger also means significantly expanded career opportunities for our employees. The new management team will include representatives from both organizations. David Scheible will continue to serve as President and Chief Executive Officer of Graphic Packaging Corporation when the merger is completed, and George Bayly will play an important role in our integration efforts and join the new company’s Board of Directors.

More details about the new management team will follow shortly. The combined company will be based in Marietta, Georgia, and we will maintain a significant Chicago-area presence as well.
As with any merger, there will be opportunities for us to achieve significant operating synergies across the two companies. We understand that this news may raise questions about what lies ahead. While we believe that Graphic Packaging will become a stronger, leaner company as a result of the transaction, we have not yet made specific determinations regarding the company’s strategy or operations. Any employees affected by the transaction will be provided with a full range of assistance. We will provide more detail as soon as we complete a thorough review of the two businesses.
Today we are announcing a signed Merger Agreement, and expect the closing of the transaction to take place in the fourth quarter. The closing is subject to regulatory and shareholder approval. Under the terms of the merger, the former shareholders of Altivity Packaging will own 40% of the new company. The new Graphic Packaging will be a publicly-traded company on the New York Stock Exchange (symbol: “GPK”). The Altivity Packaging name will be phased out, and all our business will eventually be conducted under the Graphic Packaging name/identity.
We pledge to keep you fully informed as the transition proceeds. We ask all of you to help renew our commitment to our customers and reassure them of our uncompromising focus on quality and service.
We appreciate all your hard work and look forward to getting to meet and know our new colleagues.
Sincerely,

David W. Scheible	George V. Bayly
President & Chief Executive Officer	Chairman & Interim CEO
Graphic Packaging	Altivity Packaging
Additional Information and Where to Find It
In connection with the proposed transaction, Graphic Packaging Corporation expects that a newly-formed holding company will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a proxy statement of Graphic Packaging Corporation that also constitutes a prospectus of the newly-formed holding company. Graphic Packaging Corporation will mail the final proxy statement/prospectus to its stockholders.
BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other related documents filed by Graphic Packaging Corporation and the newly formed holding company with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and the other documents may also be obtained for free by accessing Graphic Packaging Corporation’s web site at http://www.graphicpkg.com.
Participants in the Solicitation
Graphic Packaging Corporation, its directors and executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Graphic Packaging Corporation stockholders in respect of the proposed transaction. You can find information about Graphic Packaging Corporation’s executive officers and directors in Graphic Packaging Corporation’s Annual Report on Form 10-K filed with the SEC on March 2, 2007 and definitive Proxy Statement filed with the SEC on April 18, 2007. You can obtain free copies of these documents and of the proxy statement/prospectus (if and when it becomes available) from Graphic Packaging Corporation by contacting its investor relations department. You may also obtain free copies of these documents by accessing Graphic Packaging Corporation’s web site or the SEC’s web site at the addresses previously mentioned.
Additional information regarding the interests of such potential participants in the solicitation will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.